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                                                                    EXHIBIT 21


                                 Subsidiaries



                  Name                            State of Incorporation
        --------------------------------          ----------------------
          Precision Aerotech, Inc.                   Delaware

             Speedring, Inc.                         Delaware

             Speedring Systems, Inc.                 Delaware